LETTER AGREEMENT

AMG TimesSquare Global Small Cap Fund

Administration Agreement

May 16, 2018

AMG Funds LLC

600 Steamboat Road, Suite 300

Greenwich, CT 06830

Attn: Keitha L. Kinne, Chief Operating Officer

Re:	Amended and Restated Administration Agreement between AMG Funds LLC and AMG Funds, dated as of October 1, 2016, and as amended from time to time (the “Administration Agreement”)

Ladies and Gentlemen:

Pursuant to Section 1 of the Administration Agreement, AMG Funds (the “Trust”) hereby notifies you that it is establishing a new series to be named AMG TimesSquare Global Small Cap Fund (the “New Fund”), and that the Trust desires to retain AMG Funds to provide or procure administrative and other services with respect to the New Fund pursuant to the terms and conditions of the Administration Agreement. Attached as Appendix A is an addendum to Exhibit A to the Administration Agreement.

Please acknowledge your agreement to provide or procure such administrative and other services to the New Fund by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds

By:
Name: Thomas Disbrow
Title: Treasurer, Chief Financial Officer and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

AMG Funds LLC

By:
Name: Keitha L. Kinne
Title: Chief Operating Officer
Date:

Appendix A

ADDENDUM TO

EXHIBIT A

Schedule to Administration Agreement

as of May 16, 2018

Fund	Fee Rate
AMG TimesSquare Global Small Cap Fund	0.15%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule to Administration Agreement to be executed by their officers designated below on the day and year first above written.

AMG FUNDS

By:
Name: Thomas Disbrow
Title: Treasurer, Chief Financial Officer and Principal Financial Officer

AMG FUNDS LLC

By:
Name: Keitha L. Kinne
Title: Chief Operating Officer